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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12
YAHOO! INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        To Be Held April 26, 2002

        We will hold the Annual Meeting of Stockholders of Yahoo! Inc., a Delaware corporation (the "Company"), at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, on Friday, April 26, 2002, at 10:00 a.m. local time, for the following purposes:

  1.
  To elect nine directors of the Company to serve until the 2003 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

  2.
  To amend the Company's 1995 Stock Plan to increase the number of shares available for issuance under the plan by an aggregate of 35,000,000 shares to 287,000,000 shares;

  3.
  To amend the Company's 1996 Directors' Stock Option Plan to increase the size of the annual grant of shares to non-employee Directors from 20,000 shares to 50,000 shares and to increase the number of shares available for issuance under the plan by an aggregate of 2,000,000 shares to 4,400,000 shares;

  4.
  To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2002; and

  5.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached to and made a part of this Notice.

        The board of directors has fixed the close of business on February 26, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, or vote electronically through the Internet or by telephone, to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Jonathan K. Sobel Senior Vice President, General Counsel and Secretary

Sunnyvale, California
March 22, 2002

701 First Avenue
Sunnyvale, CA 94089

PROXY STATEMENT

General

        This Proxy Statement is furnished in connection with the solicitation by the board of directors of Yahoo! Inc., a Delaware corporation (the "Company" or "Yahoo!"), of proxies for use in voting at the Annual Meeting of Stockholders, to be held at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, on Friday, April 26, 2002, at 10:00 a.m., local time, and any adjournment or postponement thereof.

        This Proxy Statement, the enclosed proxy card and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 are being mailed to stockholders entitled to vote at the meeting on or about March 22, 2002.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Secretary) a written notice of revocation or an authorized proxy bearing a later date (including a proxy by telephone or over the Internet), or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

        The close of business on February 26, 2002 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 594,973,823 shares of Common Stock outstanding held of record by 9,441 stockholders.

Voting and Solicitation

        Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters, subject to the conditions described below. A list of stockholders entitled to vote at the Annual Meeting will be available during ordinary business hours at the Company's offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least 10 days prior to the Annual Meeting.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections, with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present at the Annual Meeting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the votes cast by the holders of the Company's Common Stock voting in person or by proxy at the Annual Meeting. In order to be adopted, the proposal to ratify the Company's appointment of the designated independent accountants, the proposal to amend the 1995 Stock Plan and the proposal to amend the 1996 Directors' Stock Option Plan (for purposes of Section 423 of the Internal Revenue Code, as amended) will require the affirmative vote of a majority of the votes represented by the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will have the same practical effect as a negative vote but broker non-votes will not be counted for any purpose in determining whether a matter has been approved.

        The shares represented by the proxies received, properly marked, dated, and signed, or submitted via the Internet or by telephone by following the instructions on the proxy card, and not revoked will be voted at the Annual Meeting.

        Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Where no choice has been specified, the proxy will be voted (1) FOR the election of each of the nine nominees for director named below, (2) FOR amendment of the Company's 1995 Stock Plan to increase the number of shares available for issuance under the plan by an aggregate of 35,000,000 shares to 287,000,000 shares, (3) FOR amendment of the Company's 1996 Directors' Stock Option Plan to increase the size of the annual grant of options to non-employee directors from 20,000 shares to 50,000 shares and to increase the number of shares available for issuance under the plan by an aggregate of 2,000,000 shares to 4,400,000 shares, (4) FOR ratification of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2002, and (5) as the proxy holders deem advisable on other matters that may come before the Annual Meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

        The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, for a fee estimated to be approximately $18,000.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

        At the Annual Meeting, the stockholders will elect nine directors to serve until the 2003 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted FOR the election of the nine nominees named below. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and in such an event, the specific nominees to be voted for will be determined by the proxy holders.

        Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. As of the date of this Proxy Statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

        The names of the nominees, their ages as of February 15, 2002, and certain other information about them are set forth below:

Name	Age	Position
Terry S. Semel	58	Chairman and Chief Executive Officer
Jerry Yang	33	Chief Yahoo and Director
Ronald W. Burkle	49	Director
Eric Hippeau(1)	50	Director
Arthur H. Kern(1)(2)	55	Director
Timothy Koogle	50	Director
Edward R. Kozel (2)	46	Director
Michael Moritz(1)(2)	47	Director
Gary L. Wilson	62	Director

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

        There are no family relationships among any of the directors or executive officers of the Company.

        Mr. Semel was appointed as the Company's Chairman of the board of directors and Chief Executive Officer on May 1, 2001. Since September 1999, Mr. Semel has also served as Chairman and Chief Executive Officer of Windsor Media, Inc. From March 1994 to September 1999, Mr. Semel served as Chairman of the board of directors and Co-Chief Executive Officer of Warner Bros. and Warner Music Group. Mr. Semel also serves as a director of Polo Ralph Lauren Corporation and Revlon, Inc. Mr. Semel holds a B.S. degree in accounting from Long Island University.

        Mr. Yang, a founder of the Company, has served as a member of the board of directors and an officer of the Company since March 1995. Mr. Yang co-developed Yahoo! in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University. Mr. Yang also serves as a director of Yahoo! Japan Corporation and Cisco Systems, Inc. Mr. Yang holds B.S. and M.S. degrees in electrical engineering from Stanford University.

        Mr. Burkle has served as a member of the board of directors since November 2001. Mr. Burkle is managing partner of The Yucaipa Companies, a private investment firm, which he co-founded in 1986. Mr. Burkle also serves as a director of Yucaipa Equity Partners, L.P., Occidental Petroleum Corp. and KB Home Corporation.

        Mr. Hippeau has served as a member of the board of directors since January 1996. Since November 2001, Mr. Hippeau has served as a Managing Partner of SOFTBANK Capital Partners, a venture fund and affiliate of SOFTBANK, focused on the Internet, technology and digital media. Mr. Hippeau also oversees SOFTBANK's venture investments in Europe and Latin America, and is a member of the investment committee for SOFTBANK's principal venture fund in Asia. From March 2000 to November 2001, Mr. Hippeau was President and Executive Managing Director of SOFTBANK International Ventures, an affiliate of SOFTBANK. From 1993 to October 2000, Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis, Inc. Mr. Hippeau also serves as a director of CNET, Starwood Hotels and Resorts Worldwide, Inc., Key3Media Group, Inc. and Asia Global Crossing, Ltd. Mr. Hippeau attended the Sorbonne in Paris.

        Mr. Kern has served as a member of the board of directors since January 1996. Mr. Kern is an investor in several media and marketing companies. Prior to that, Mr. Kern was co-founder and Chief Executive Officer of American Media, a group owner of commercial radio stations sold to AMFM (now part of Clear Channel Communications, Inc.) in October 1994. Mr. Kern also serves as a director of Digitas, Inc. Mr. Kern is a graduate of Yale University.

        Mr. Koogle has served as a member of the board of directors since July 1995. Since November 2001, Mr. Koogle has been Chief Executive Officer of Entice Systems, an enterprise technology company. Prior to that, Mr. Koogle served as Vice Chairman of the board of directors of Yahoo! from May 2001 to August 2001, and as an advisor to Yahoo! from May 2001 to December 2001. Mr. Koogle served as Chief Executive Officer of the Company from July 1995 to May 2001, as President from July 1995 to January 1999 and as Chairman from January 1999 to May 2001. Mr. Koogle holds a B.S. degree in mechanical engineering from the University of Virginia and M.S. and Engr. D. degrees in mechanical engineering from Stanford University.

        Mr. Kozel has served as a member of the board of directors since October 2000. He has been the managing member of Open Range Ventures, a venture capital firm, since January 2000. Between October 2000 and March 2001, Mr. Kozel was the Chief Technology Officer, Service Provider Line of Business of Cisco Systems, Inc. At Cisco prior to that time, he was Senior Vice President, Corporate Development from April 1998 to January 2000 and Senior Vice President and Chief Technical Officer from January 1996 to April 1998. Mr. Kozel also serves as a director of Reuters Group PLC. Mr. Kozel holds a B.S. degree in electrical engineering from the University of California, Davis.

        Mr. Moritz has served as a member of the board of directors since April 1995. He has been a general partner of Sequoia Capital ("Sequoia"), a venture capital firm, since 1986. Mr. Moritz also serves as a director of Flextronics Ltd., Saba Software, Inc. and PayPal, Inc. Mr. Moritz holds an M.A. degree from Oxford University.

        Mr. Wilson has served as a member of the board of directors since November 2001. Mr. Wilson has served as Chairman of the board of directors of Northwest Airlines Corporation, the parent of Northwest Airlines, Inc. since April 1997. Mr. Wilson also serves as a director of The Walt Disney Company, where he worked for 15 years, and as a director of CB Richard Ellis, Inc. and On Command Corp. Mr. Wilson holds a Bachelor's degree from Duke University and an M.B.A. from Wharton Graduate School of Business.

Meetings and Committees of the Board of Directors

        During fiscal 2001, the board of directors held fifteen meetings and took action by unanimous written consent on three occasions. During fiscal 2001 no director then in office attended fewer than 75% of the aggregate number of meetings of the board of directors on which he serves, and no director then in office attended fewer than 75% of the aggregate number of meetings of the committees of the board of directors on which he serves. The board of directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee.

        The Audit Committee consists of Messrs. Kern, Moritz and Kozel (Chair), three of the Company's non-employee directors. It met six times during fiscal 2001. The Audit Committee recommends the engagement of the firm of independent accountants to audit the consolidated financial statements of the Company, and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

        The Compensation Committee consists of Messrs. Kern, Moritz and Hippeau (Chair), three of the Company's non-employee directors. The Compensation Committee held two meetings and took action by unanimous written consent on 24 occasions during fiscal 2001. The Compensation Committee's functions are to establish and administer the Company's policies regarding compensation. The Compensation Committee also administers the Company's 1995 Stock Plan and the Company's 1996 Employee Stock Purchase Plan. Compensation-related matters for employee officers subject to the provisions of Internal Revenue Code of 1986, as amended (the "Code") Section 162(m) are administered by a subcommittee of the Compensation Committee consisting of Messrs. Moritz and Kern.

Director Compensation

        The Company does not pay fees to its directors for performance of their duties as directors of the Company. The Company does reimburse its directors for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings of the Company. The Company's 1996 Directors' Stock Option Plan (the "Directors' Plan"), provides that each person who becomes a non-employee director of the Company will be granted a nonstatutory stock option to purchase 100,000 shares of Common Stock on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each annual meeting of the Company's stockholders at which such director is elected, each such non-employee director shall be granted an additional option to purchase 50,000 shares of Common Stock (assuming approval and adoption of Proposal No. 3) if, on such date, he or she shall have served on the board of directors for at least six months. With the exception of Messrs. Burkle and Wilson, each of the non-employee nominees for director named in this Proxy Statement will have served for more than six months at the time of the Annual Meeting, and will therefore be granted an option to purchase 50,000 shares of the Company's Common Stock under the Directors' Plan if they are reelected to the board of directors at the Annual Meeting (assuming approval and adoption of Proposal no. 3). If Proposal No. 3 is not approved and adopted at the Annual Meeting, non-employee directors who are eligible will be granted an option to purchase 20,000 shares of the Company's common stock under the current provisions of the Directors' Plan. The exercise price of all stock options granted under the Directors' Plan is equal to the closing sale price of a share of the Company's Common Stock on the Nasdaq National Market on the date of grant of the option.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
APPROVAL OF INCREASE OF SHARES OF COMMON STOCK
AUTHORIZED FOR ISSUANCE UNDER THE 1995 STOCK PLAN

        We are asking the Company's stockholders to approve an amendment to the 1995 Stock Plan (the "1995 Stock Plan") that will increase the number of shares of common stock authorized for issuance under the 1995 Stock Plan by 35,000,000 shares. Following approval of this amendment, the maximum aggregate number of shares reserved for future issuance under the 1995 Stock Plan shall not exceed 287,000,000 shares.

        The Company believes that this amendment to increase the number of shares of common stock authorized for issuance under the 1995 Stock Plan is necessary to ensure that a sufficient reserve of common stock is available under the 1995 Stock Plan. The Company also believes that operation of the 1995 Stock Plan is important in attracting and retaining employees in a competitive labor market, which is essential to the Company's long-term growth and success.

        The essential features of the 1995 Stock Plan, including this proposed amendment, as amended are summarized below. This summary is not a complete description of all the provisions of the 1995 Stock Plan. Any stockholder of the Company who wishes to obtain a copy of the actual 1995 Stock Plan document may do so upon written request to the Secretary at the Company's principal executive offices.

General

        As of March 8, 2002, options to purchase 121,187,515 shares were outstanding under the 1995 Stock Plan, 113,643,590 shares had been issued pursuant to the exercise of options granted under such plan and 17,168,895 shares remained available for future grants. The Board believes that the number of shares currently available under the 1995 Stock Plan is likely to be insufficient in light of potential continued growth in the Company's operations, including potential increases in the number of employees if and to the extent the Company completes acquisitions of other companies or businesses. For this reason, the Board has determined that it is in the best interests of the Company and its stockholders to increase the number of shares available for issuance under the 1995 Stock Plan by 35,000,000 shares.

        Options granted under the 1995 Stock Plan may be either "incentive stock options" within the meaning of Section 422 of the Code, or nonstatutory stock options, at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Board of Directors, at its discretion, may also grant rights to purchase common stock directly, rather than pursuant to stock options, subject to certain restrictions discussed below.

        The 1995 Stock Plan is not a tax-qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

        No stock purchase rights have been granted under the 1995 Stock Plan. Shares not purchased under an option prior to its expiration will be available for future option grants under the 1995 Stock Plan. As of March 8, 2002, the per share closing price of the common stock was $18.93 as reported on the Nasdaq National Market on such date. The actual benefits, if any, to the holders of stock options issued under the 1995 Stock Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's common stock on the date of exercise and the exercise price of a holder's stock option, as set forth below. As of December 31, 2001, the Named Executive Officers (as defined below under the caption "Executive Officer Compensation and Other Matters") and directors of the Company have received grants under the 1995 Stock Plan of options to purchase common stock of the Company as set forth under the heading "Plan Benefits."

Purpose

        The purposes of the 1995 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

Administration

        The 1995 Stock Plan may be administered by the Board of Directors or by a committee of the Board of Directors. The 1995 Stock Plan is currently being administered by the Compensation Committee of the Board of Directors. The Compensation Committee, which is constituted to satisfy the applicable requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Code Section 162(m), has the exclusive authority to grant stock options and purchase rights and otherwise administer the 1995 Stock Plan with respect to the officers and directors. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1995 Stock Plan.

Eligibility

        The 1995 Stock Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors) of the Company or any of its subsidiaries or affiliates (including a partnership or limited liability company in which the Company owns any equity interest), provided, however, that employees of an affiliate are not eligible to receive incentive stock options. In addition, the 1995 Stock Plan provides that nonstatutory stock options may be granted to consultants (including directors who are not employees of the Company) of the Company or any of its subsidiaries or affiliates. The Board of Directors or the Compensation Committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, a number of factors are taken into account, including the duties and responsibilities of the optionee, the value of the optionee's services to the Company, the optionee's present and potential contribution to the success of the Company, and other relevant factors. As of March 8, 2002, there were approximately 3,500 employees, officers, consultants and directors eligible to receive grants under the 1995 Stock Plan.

        The 1995 Stock Plan provides that the maximum number of shares of common stock which may be granted under options to any one employee during any fiscal year shall be 18,000,000, subject to adjustment as provided in the 1995 Stock Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

Terms of Options

        Each option is evidenced by a stock option agreement between the Company and the optionee. Under the 1995 Stock Plan, as modified by the proposed amendment, each option is subject to the following additional terms and conditions:

  (a)
  EXERCISE OF THE OPTION. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of common stock to be purchased and by tendering payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

  (b)
  EXERCISE PRICE. The exercise price under the 1995 Stock Plan is determined by the Board of Directors or a committee of the Board of Directors and may not be less than 100 percent of the fair market value of the common stock on the date the option is granted, or 85 percent in the case of nonstatutory stock options granted to optionees who are not "covered employees" under Code Section 162(m). The fair market value per share is equal to the closing sale price on the Nasdaq Stock Market on the date of grant. In the case of an incentive stock option granted to an optionee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price must not be less than 110 percent of the fair market value on the date of grant.

  (c)
  TERMINATION OF EMPLOYMENT. If the optionee's employment or consulting relationship (including service as a director) terminates for any reason other than disability or death, options under the 1995 Stock Plan may be exercised not later than three months (or such other period of time not less than 30 days nor more than three months in the case of an incentive stock option or not less than 30 days nor more than 12 months in the case of a nonstatutory stock option or as is otherwise determined by the Board of Directors or its committee, with such determination in the case of an incentive stock option being made at the time of grant) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term. The Company has entered into agreements with certain officers that provide for acceleration of option vesting under certain circumstances. See "Executive Officer Compensation and Other Matters."

  (d)
  DISABILITY. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within twelve months of termination or as provided in the individual's option grant agreement, and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term.

  (e)
  DEATH. Under the 1995 Stock Plan, if an optionee dies while employed or retained by the Company or during the 30 day period following termination of the optionee's employment or consulting relationship (including service as a director), options may be exercised within 12 months after the date of death or as otherwise provided in the individual's option grant agreement (but in no event later than the expiration of their term) to the extent the options would have been exercisable (i) on the date of death, in the case of an optionee who dies while employed or retained by the Company, or (ii) on the date of termination of employment or consulting relationship, in the case of an optionee who dies within 30 days after termination of employment or consulting relationship.

  (f)
  EXTENSION OF EXERCISE PERIOD. The 1995 Stock Plan provides that, notwithstanding the limited periods described above following termination of employment, disability or death of an optionee, the Board of Directors or its committee can extend the period of time for which an option will remain exercisable following termination of an optionee's employment or consulting relationship with the Company. In no event, however, may an option be exercised by any person after its expiration.

  (g)
  TERMINATION OF OPTIONS. The 1995 Stock Plan provides that options granted under the 1995 Stock Plan have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

  (h)
  OPTION NOT TRANSFERABLE. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death, provided, however, that the 1995

    Stock Plan permits the Board of Directors or its committee in its discretion to grant transferable nonstatutory stock options that comply with applicable laws.

  (i)
  MERGER OR CONSOLIDATION, ASSUMPTION OR SUBSTITUTION OF OPTIONS. In the event of a merger or consolidation in which the Company is not the surviving entity, the Board of Directors is obligated to either accomplish a substitution or assumption of options or give 30 days notice of the optionee's right to exercise his or her outstanding options as to some or all of the optioned stock (including options not otherwise exercisable) at any time within 30 days of such notice.

  (j)
  OTHER PROVISIONS. The option agreement between the optionee and the Company may contain such other terms, provisions and conditions not inconsistent with the 1995 Stock Plan as may be determined by the Board of Directors or its committee, including whether an option may be settled in cash. The Board of Directors or a committee of the Board of Directors has the authority to reduce the exercise price of an option to the then fair market value.

Restricted Stock Purchase Rights

        The 1995 Stock Plan permits the granting of rights to purchase common stock of the Company either alone, in addition to, or in tandem with other awards made by the Company. No such grants have been made to date. Upon the granting of a stock purchase right under the 1995 Stock Plan, the offeree is advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of common stock that such person is entitled to purchase, the price to be paid and the time in which such person must accept such offer. The purchase price for stock purchased pursuant to such rights shall not be less than 85 percent of the fair market value of such shares on the date of grant.

        Unless the Administrator of the 1995 Stock Plan determines otherwise, the underlying stock purchase agreement for stock purchased pursuant to a stock purchase right granted under the 1995 Stock Plan will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability) at the price paid by the purchaser.

Adjustments Upon Changes in Capitalization, Dissolution or Liquidation

        In the event any change, such as a stock split or stock dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1995 Stock Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committee.

Amendment and Termination

        The Board of Directors may amend the 1995 Stock Plan at any time or may terminate it without approval of the stockholders, provided however, that stockholder approval is required for any amendment to the 1995 Stock Plan that increases the number of shares that may be issued under the 1995 Stock Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1995 Stock Plan or results in other changes which would require stockholder approval to qualify options granted under the 1995 Stock Plan as performance-based compensation under Section 162(m) of the Code. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1995 Stock Plan without agreed to by the optionee. The 1995 Stock Plan shall terminate in May 2005, provided that any options then outstanding under the 1995 Stock Plan shall remain outstanding until they expire by their terms.

Plan Benefits

        The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers, directors and employees under the 1995 Stock Plan. The following table sets forth information with respect to the stock options granted under the 1995 Stock Plan to the Named Executive Officers, all current executive officers as a group and all employees and consultants (including all current officers who are not executive officers) as a group under the 1995 Stock Plan. No additional stock options were granted to the Named Executive Officers after December 31, 2001 and prior to the date of this Proxy Statement.

Name	Number of Shares Subject to Options Granted Under the 1995 Stock Plan	Weighted Average Exercise Price Per Share
Terry S. Semel	11,000,000	$30.67
Timothy Koogle	17,066,120	$9.55
Jeffrey Mallett	11,040,008	$11.21
Susan L. Decker	1,375,000	$64.37
Farzad Nazem	7,759,984	$8.14
Gregory Coleman	650,000	$15.27
All current executive officers as a group (8 persons)	32,924,992	$19.24
All current directors (other than executive officers) as a group (7 persons)	18,434,936	$8.85
All employees and consultants (including all current officers who are not executive officers) as a group (3,017 persons)	132,945,385	$34.95

Federal Income Tax Aspects of the 1995 Stock Plan

        The following is a brief summary of the effect of U.S. federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1995 Stock Plan. This summary does not purport to be complete and, among other things, does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

        Options granted under the 1995 Stock Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

        The recipient of an incentive stock option does not incur ordinary taxable income at the time of grant or exercise of the option. However, the optionee may incur alternative minimum tax upon exercise of the option. The Company is not entitled to a tax deduction at the time of exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least one year after receipt of the shares by the optionee and two years after grant of the incentive stock option, any gain is treated as long-term capital gain. If these holding periods are not satisfied, the optionee recognizes ordinary taxable income equal to the difference between the exercise price, and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. In turn, the Company is entitled to a tax deduction for the amount of the ordinary income recognized by the optionee. Any gain to the optionee in excess of the ordinary income from a disposition which does not meet the statutory holding period requirements, is long-term capital gain if the sale occurs more than one year after exercise or short-term capital gain if the sale occurs within one year after the exercise. Capital losses may be netted against capital gains. Net capital losses up to $3,000 annually may offset ordinary and other income.

        Options which do not qualify as incentive stock options are nonstatutory stock options. An optionee does not recognize taxable income at the time of grant of a nonstatutory stock option. However, upon exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the shares at time of exercise over the exercise price. The income recognized by an optionee who is also an employee of the Company is subject to income tax withholding. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) is treated as capital gain or loss.

Required Vote

        The affirmative vote of the holders of a majority of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the proposed amendment of the 1995 Stock Plan.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PLAN AS DESCRIBED ABOVE.

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO
THE 1996 DIRECTORS' STOCK OPTION PLAN

        We are asking the Company's stockholders to approve an amendment to the 1996 Directors' Stock Option Plan (the "Directors' Plan") to (1) amend the annual grant of options to non-employee directors and (2) increase the number of shares of common stock authorized for issuance under the Directors' Plan by 2,000,000 shares. Following approval of this amendment, the maximum aggregate number of shares reserved for future issuance under the Directors' Plan shall not exceed 4,400,000 shares. If approved by the stockholders, this amendment will first become effective with respect to the annual option grants granted on the date of the Company's 2002 Annual Meeting of Stockholders, and will also increase the number of options granted annually to non-employee directors of the Company from 20,000 shares to 50,000 shares of common stock.

        The essential features of the Directors' Plan as amended are summarized below, including certain other amendments adopted by the Board which did not require stockholder approval. This summary is not a complete description of all the provisions of the Directors' Plan. Any stockholder of the Company who wishes to obtain a copy of the actual Directors' Stock Option Plan document may do so upon written request to the Secretary at the Company's principal executive offices.

General

        The Directors' Plan was adopted by the Board of Directors in March 1996 and approved by the stockholders in April 1999. The Board has reserved a total of 2,400,000 shares of common stock for issuance thereunder. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. It is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Company's Board of Directors.

Purpose

        The purpose of the Directors' Plan is to provide an incentive for directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board of Directors. The Company does not compensate its Directors for their service other than pursuant to the Directors' Plan.

Grant and Exercise of Option

        The Directors' Plan provides that each person who becomes a non-employee director after the effective date of the Directors' Plan shall be automatically granted an initial option to purchase 100,000 shares of common stock on the date on which such person first becomes a non-employee director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy. The Directors' Plan also provides that a subsequent option to purchase 50,000 shares of common stock (assuming approval and adoption of Proposal No. 3) will be automatically granted to each non-employee director on the date of each annual meeting of the stockholders after which the director remains on the Board, provided that on that date the non-employee director has served on the Board of Directors for at least six months.

        No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order (as defined by the Code), and each option is exercisable, during the lifetime of the optionee, only by such optionee.

        The Directors' Plan currently provides that each initial option granted thereunder becomes exercisable in installments cumulatively as to 1/48 of the shares subject to the initial option at the end of each month following the date of grant of the initial option. With respect to the vesting schedule for the annual option grants, commencing with the options granted on the date of the Company's 2000 Annual Meeting of Stockholders, 25% of such options will vest on the one-year anniversary of the date of grant, with the remaining options to vest in equal monthly installments over the 36-month period thereafter. The options remain exercisable for up to 90 days following the optionee's termination of service as a director of the Company, unless such termination is a result of disability, in which case the options remain exercisable for a six-month period (or such other period of time not exceeding 12 months as is determined by the Board of Directors) following the date of such termination, or death, in which case the options remain exercisable by the inheritor of such options and continue to vest for a six-month period (or such lesser period as determined by the Board of Directors) following the date of death. If an optionee dies within three months after termination of service as a director, the options may be exercised by the inheritor of such options at any time within six months of the date of the optionee's death. Notwithstanding the foregoing, in no event may an option be exercised after the expiration of its term.

Exercise Price and Term of Options

        The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's common stock on the date of grant of the option, which is defined to be the closing sale price of the Company's common stock on the Nasdaq Stock Market on the date of grant. The purchase price payable upon exercise of the options will consist of cash, check or other shares of the Company's common stock (which, if acquired from the Company, have been held for at least six months), a combination of the foregoing, or an other consideration or method permitted under applicable law. Options granted under the Directors' Plan have a term of ten years.

Plan Benefits

        The following table sets forth information with respect to the stock options granted to the non-employee directors of the Company (7 persons) as of March 8, 2002. As discussed above, the executive officers of the Company and the employees of the Company are not eligible for grants under the Directors' Plan.

Director	Number of Shares Subject to Options Granted Under the 1996 Directors' Plan	Weighted Average Exercise Price Per Share
Ronald W. Burkle	100,000	$13.97
Eric Hippeau	220,000	$39.58
Arthur H. Kern	220,000	$39.58
Timothy Koogle	—	—
Edward Kozel	70,000	$66.82
Michael Moritz	220,000	$39.58
Gary L. Wilson	100,000	$13.97

Merger or Sale of Assets

        In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each non-employee director will have a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such corporate transaction, at the end of which time the option will terminate. Alternatively, optionees may receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such corporate transaction.

Adjustments Upon Changes in Capitalization

        In the event any change, such as a stock split or stock dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment will be made in the exercise price of each outstanding option, the number of shares subject to each option and the number of shares available for issuance under the Directors' Plan.

Amendment and Termination

        The Board of Directors may at any time amend or terminate the Directors' Plan, except that such termination may not affect options previously granted without the agreement of any optionee so affected and provided that stockholder approval for amendment to the Directors' Plan must be obtained to the extent required by applicable law.

Federal Income Tax Aspects of Directors' Plan

        The following is a brief summary of the effect of U.S. federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors Plan. This summary does not purport to be complete, and, among other things, does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

        Options granted under the Directors' Plan are nonstatutory stock options. An optionee does not recognize taxable income at the time of grant of a nonstatutory stock option. However upon its exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) will be treated as capital gain or loss, and will be long-term capital gain if the optionee has held the shares more than one year. Capital losses may be netted against capital gains. Depending on the optionee's circumstances, net capital losses up to $3,000 annually may offset ordinary and other income. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

Required Vote

        The affirmative vote of the holders of a majority of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the proposed amendment of the Directors' Plan.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE 1996 DIRECTORS' STOCK OPTION PLAN.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        PricewaterhouseCoopers LLP has served as the Company's independent accountants since February 1996 and has been appointed by the board of directors to continue as the Company's independent accountants for the fiscal year ending December 31, 2002. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock of the Company voting at the Annual Meeting in person or by proxy, management will review its future selection of accountants.

        Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. The Representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of February 15, 2002 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
SOFTBANK America, Inc.(3) 300 Delaware Avenue, Suite 900 Wilmington, DE 19801	96,445,239	16.2%
Capital Research and Management Company (4) 333 South Hope Street Los Angeles, CA 90071	42,088,480	7.1%
Terry S. Semel (5) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	3,625,380	*
David Filo (6) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	46,742,176	7.9%
Jerry Yang (7) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	44,807,957	7.5%
Timothy Koogle (8) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	5,558,305	*
Farzad Nazem (9) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	5,052,815	*
Jeffrey Mallett (10) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	3,214,865	*

Michael Moritz (11) c/o Sequoia Capital 3000 Sand Hill Road Suite 280, Bldg. 4 Menlo Park, CA 94025	2,006,267	*
Arthur H. Kern (12) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	793,399	*
Susan L. Decker (13) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	422,696	*
Eric Hippeau (14) c/o Softbank Inc. 28 East 28th Street New York, NY 10016	406,201	*
Edward R. Kozel (15) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	34,750	*
Ronald W. Burkle (16) c/o Yucaipa Companies LLC 9130 West Sunset Blvd. Los Angeles, CA 90069	10,416	*
Gary L. Wilson (17) c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	10,416	*
Gregory Coleman c/o Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089	1,250	*
All directors and executive officers as a group (15 persons)(18)	112,686,893	18.5%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of February 15, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2)
Based on 593,838,038 shares of Common Stock outstanding on February 15, 2002.

(3)
SOFTBANK America, Inc. is a wholly owned subsidiary of SOFTBANK Holdings, Inc. ("SOFTBANK Holdings") which is wholly owned by SOFTBANK Corp. Masayoshi Son is the President, Chief Executive Officer and a significant stockholder of SOFTBANK Corp. Accordingly, securities owned by SOFTBANK America, Inc. may be regarded as being beneficially owned by SOFTBANK Holdings, SOFTBANK Corp. and Mr. Son. The Schedule 13D/A received by the Company indicated that SOFTBANK has shared dispositive and voting power with respect to the shares. Includes 357,917 shares owned by SOFTBANK that are subject to options held by Mr. Hippeau and Ronald D. Fisher, an officer of SOFTBANK America, Inc.

(4)
The Schedule 13G filed by Capital Research and Management Company with the Securities and Exchange Commission indicates that it is the beneficial owner of 42,088,480 shares of Common Stock with sole dispositive power with respect to 42,088,480 shares of Common Stock, shared dispositive power with respect to 0 shares of Common Stock, sole voting power with respect to 0 shares of Common Stock and shared voting power with respect to 0 shares of Common Stock. Capital Management and Research Company disclaims beneficial ownership of 42,088,480 shares.

(5)
Includes 2,625,000 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Plan.

(6)
Includes 56,250 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Plan. Also includes 200,000 shares held by the David Filo Grantor Retained Annuity Trust, of which Mr. Filo disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(7)
Includes 56,250 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Plan.

(8)
Includes 2,964,926 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Plan.

(9)
Includes 4,865,993 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Plan.

(10)
Includes 2,906,197 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Plan.

(11)
Represents 8,005 shares held by Mr. Moritz, 1,604,234 shares held by the Maximus Trust, of which Mr. Moritz is a trustee, and 69,583 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002. Also includes 324,445 shares held by affiliates of Sequoia of which Mr. Moritz disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(12)
Represents 723,816 shares issuable upon exercise of an option exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Option Plan and 69,583 shares issuable upon exercise of an option exercisable within 60 days of February 15, 2002 under the Company's Directors' Plan.

(13)
Includes 416,664 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's 1995 Stock Plan.

(14)
Includes 335,360 shares issuable upon exercise of an option exercisable within 60 days of February 15, 2002, which option was granted by SOFTBANK. Mr. Hippeau serves as a Managing Partner of SOFTBANK Capital Partners, a venture fund and affiliate of SOFTBANK. Also includes 69,583 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Company's Directors' Plan.

(15)
Includes 18,750 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Directors' Plan.

(16)
Includes 10,416 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Directors' Plan.

(17)
Includes 10,416 shares issuable upon exercise of options exercisable within 60 days of February 15, 2002 under the Directors' Plan.

(18)
Includes 15,198,787 shares issuable upon exercise, by certain directors and executive officers, of options exercisable within 60 days of February 15, 2002, 324,445 shares held by affiliates of Sequoia of which Mr. Moritz disclaims beneficial ownership as set forth in Note 11 and 335,360 shares held by SOFTBANK that are subject to options held by Mr. Hippeau.

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

Summary Compensation Table

        The following table sets forth certain information concerning the compensation earned by (a) Terry Semel, the Company's Chief Executive Officer from May to December during the fiscal year ended December 31, 2001, (b) Timothy Koogle, the Company's Chief Executive Officer, from January to May during the fiscal year ended December 31, 2001, (c) the four other most highly compensated individuals who served as executive officers of the Company during the fiscal year ended December 31, 2001, and (c) each such individual for the Company's two preceding fiscal years.

				Long-Term Compensation Awards Securities Underlying Options(#)
	Annual Compensation
Name and Principal Position					All Other Compensation ($)(1)
	Year	Salary($)	Bonus ($)
Terry S. Semel	2001	254,853	—	11,000,000	128,679
Chairman and Chief Executive Officer	2000	—	—	—	—
	1999	—	—	—	—
Timothy Koogle	2001	188,750	—	350,000	644
Former Chief Executive Officer	2000	310,000	—	500,000	450
	1999	295,000	—	850,000	660
Jeffrey Mallett	2001	335,000	—	800,000	270
President and Chief Operating Officer	2000	290,000	—	400,000	270
	1999	260,000	—	640,000	300
Susan L. Decker	2001	295,000	—	750,000	3,081
Executive Vice President, Finance and	2000	126,202	—	625,000	19,039
Administration, and Chief Financial Officer	1999	—	—	—	—
Farzad Nazem	2001	301,250	—	620,000	2,925
Executive Vice President and Chief	2000	250,000	—	150,000	2,895
Technology Officer	1999	212,500	—	290,000	2,905
		—
Gregory Coleman	2001	519,712	1,250,000	650,000	59,262
Executive Vice President, North American	2000	—	—	—	—
Operations	1999	—	—	—	—

(1)
Represents for Mr. Semel, relocation payments of $127,766 and group term life insurance premiums of $913 for 2001; for Mr. Koogle, group term life insurance premiums of $442, $450 and $660 for 2001, 2000 and 1999, and health club reimbursement of $202 for 2001; for Mr. Mallett, group term life insurance premiums of $270 for 2001 and 2000, and $300 for 1999; for Ms. Decker, Company contributions under the Company's 401(k) Plan of $2,625 for 2001, group term life insurance premiums of $270 and $158 for 2001 and 2000, relocation payment of $16,000 for 2000, and health club reimbursement of $186 and $256 for 2001 and 2000; for Mr. Nazem, Company contributions under the Company's 401(k) Plan of $2,625 for 2001 and 2000 and $2,500 for 1999 and group term life insurance premiums of $300, $270 and $405 for 2001, 2000 and 1999; and for Mr. Coleman, group term life insurance premiums of $319 for 2001 and relocation payment of $58,943 for 2001.

Option Grants in Last Fiscal Year

        The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2001. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the shares subject to such options based on assumed annual compounded rates of stock price appreciation during the option term.

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
			Percent of Total Options Granted to Employees in Fiscal Year(%)(2)
	Number of Securities Underlying Options Granted(#)
				Exercise Price Per Share ($/sh)
Name					Expiration Date
						5%($)	10%($)
Terry Semel	1,000,000	(3)	1.67	9.24	10/2/11	5,810,986	14,726,180
	5,000,000	(4)	8.35	17.62	4/16/11	55,405,617	140,408,711
	2,500,000	(5)	4.18	30.00	4/16/11	—	39,254,355
	1,500,000	(6)	2.51	60.00	4/16/11	—	—
	1,000,000	(7)	1.67	75.00	4/16/11	—	—
Timothy Koogle	350,000	(8)	0.58	26.56	1/12/11	5,846,204	14,815,430
Jeffrey Mallett	500,000	(8)	0.84	9.24	10/2/11	2,905,493	7,363,090
	300,000	(8)	0.50	26.56	1/12/11	5,011,032	12,698,940
Susan Decker	500,000	(8)	0.84	9.24	10/2/11	2,905,493	7,363,090
	250,000	(9)	0.42	26.56	1/12/11	4,175,860	10,582,450
Farzad Nazem	450,000	(8)	0.75	9.24	10/2/11	2,614,944	6,626,781
	170,000	(8)	0.28	26.56	1/12/11	2,839,585	7,196,065
Gregory Coleman	350,000	(3)	0.58	9.24	10/2/11	2,033,845	5,154,163
	300,000	(10)	0.50	22.31	5/1/11	4,209,192	10,666,918

(1)
The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee's continued employment through the vesting period. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or for sale of underlying shares of Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)
The Company granted stock options representing approximately 59,864,051 shares of Common Stock to employees in the fiscal year ended December 31, 2001.
(3)
Option vests over a period of four years. One-eighth of the shares subject to the option vests on the first anniversary of the date of hire with the remainder of the option vesting ratably each month thereafter. The option has a ten-year term but is subject to earlier termination in connection with termination of employment.
(4)
Option vests over a period of three years. One-half of the shares subject to the option vests on the first anniversary of the grant date with the remainder of the option vesting ratably each month thereafter. The option has a ten-year term but is subject to earlier termination in connection with termination of employment.
(5)
Option vests ratably each month over a twelve-month period. The option has a ten-year term but is subject to earlier termination in connection with termination of employment.

(6)
Option vests each month over a seven-month period beginning May 2004. The option has a ten-year term but is subject to earlier termination in connection with termination of employment.
(7)
Option vests each month over a four-month period beginning December 2004. The option has a ten-year term but is subject to earlier termination in connection with termination of employment.
(8)
Options vest ratably each month over a forty-eight month period. The options have a ten-year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change-in-control transactions, options held by Messrs. Koogle, Mallett, and Nazem will become vested and exercisable to the extent of the number of shares that would otherwise vest if such officers remained employed by the Company or its successor for two years after the effective date of the transaction, subject to certain conditions, including the optionee's acceptance of a comparable two-year employment contract with the acquiring party and certain non-competition agreements.
(9)
Option vests over a period of four years. One-twelfth of the shares subject to the option vests on the first anniversary of the date of hire with the remainder of the shares vesting ratably each month thereafter. The option has a ten-year term but is subject to earlier termination in connection with termination of employment.
(10)
Option vests over a period of four years. One-fourth of the shares subject to the option vests on the first anniversary of the date of hire with the remainder of the option vesting ratably each month thereafter. The option has a ten-year term but is subject to earlier termination in connection with termination of employment.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2001. In addition, the table sets forth the number of shares covered by unexercised stock options held by the Named Executive Officers as of December 31, 2001, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option as of December 31, 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the Money Options at Fiscal Year-End ($)(1)
	Number of Shares Acquired on Exercise (#)
Name		Value Realized ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Terry Semel	—	—	—	11,000,000	—	9,100,000
Timothy Koogle	4,618,406	64,361,429	5,856,303	1,253,127	75,675,311	—
Jeffrey Mallett	450,000	5,413,571	3,497,028	1,440,980	37,478,270	4,072,920
Susan Decker	—	—	302,082	1,072,918	177,081	4,072,920
Farzad Nazem	500,000	7,574,285	4,746,202	874,934	67,103,080	3,665,634
Gregory Coleman	—	—	—	650,000	—	2,975,000

(1)
Value is based on the $17.74 per share closing price of the Company's Common Stock on the NASDAQ Stock Market on December 31, 2001, less the exercise price.
(2)
The value realized represents the difference between the per share closing price of the Company's Common Stock on the day of exercise and the exercise price of the options, and does not necessarily indicate that the optionee sold such stock.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        The Company has entered into agreements with each of Messrs. Koogle, Mallett and Nazem, that provide, in the event of certain change-in-control transactions, for the acceleration of options held by such officers whereby each such option shall become exercisable to the extent of the number of shares that would otherwise vest if the officer remained employed by the Company or its successor for two years after the effective date of the transaction, subject to certain conditions, including the optionee's acceptance of a comparable two-year employment contract with the acquiring party and certain non-competition agreements. Additionally, in January 2002, the Company entered into an agreement with Mr. Mallett, providing for the acceleration on vesting of options to purchase an aggregate of 437,500 shares of Common Stock upon the termination of his employment with the Company and providing that Mr. Mallett may exercise such shares and an additional 62,500 shares already vested under such option for a period of two years following the termination of his employment. In April 2001, the Company entered into an employment agreement with Mr. Coleman to become Executive Vice President of the Company's North American Operations. Under the terms of the agreement, Mr. Coleman was to receive a base salary of $750,000 for fiscal year 2001, a one-time hiring bonus of $1,250,000, reimbursement of relocation expenses and a grant of options to purchase 300,000 shares of Common Stock. Additionally, Mr. Coleman is eligible for an annual bonus of up to $750,000, but not less than $525,000, for fiscal year 2001. In May 2001, the Company entered into an employment agreement with Mr. Semel to become Chief Executive Officer of the company. Under the terms of the agreement, Mr. Semel is to receive a base salary of $310,000 for fiscal year 2001, a grant of options to purchase 10 million shares of Common Stock and reimbursement of relocation expenses. The agreement also provides that, subject to certain conditions, options to purchase 2,500,000 shares of Common Stock will accelerate and become exercisable in the event Mr. Semel's employment with the Company is terminated without Cause, as such term is defined in the agreement, prior to the first anniversary of his hire date. In May 2001, the Company entered into a transition agreement with Mr. Koogle. Under the terms of this agreement, Mr. Koogle served as Vice Chairman of the Company from May 2001 to August 2001 and as an advisor to the Company from May 2001 to December 2001.

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee, the Audit Committee Report and the Stock Performance Graph which follows shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        During 2001, the Compensation Committee of the Company's board of directors consisted of Eric Hippeau, as Chairman, Arthur H. Kern and Michael Moritz. The Compensation Committee, which is composed of non-employee directors, reviews, recommends and approves changes to the Company's compensation policies and benefits programs, administers the Company's stock option plans, including approving stock option grants, and otherwise seeks to ensure that the Company's compensation philosophy is consistent with the Company's best interests and is properly implemented. Compensation determinations for executive officers who are subject to the provisions of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, are independently reviewed and approved by the Executive Officer Compensation Subcommittee of the board of directors, which subcommittee consists of Messrs. Kern and Moritz.

Compensation Philosophy and Review

        The Company's compensation philosophy for executive officers serves two principal purposes: (i) to provide a total compensation package for executive officers that is competitive with the current market for executive talent and enables the Company to attract and retain key executive and employee talent needed to achieve the Company's business objectives and (ii) to link executive compensation to improvements in Company performance and increases in stockholder value as measured principally by the trading price of the Company's Common Stock.

        In determining executive compensation levels at the annual compensation review in October 2001, the Compensation Committee obtained survey information from a third-party consultant with respect to cash compensation and stock option grants to similarly situated officers of high technology companies of comparable size and market capitalization. The Compensation Committee also relied upon publicly available compensation information and informal survey information obtained by the Company's management with respect to other Internet-related companies. The Compensation Committee did not determine it necessary to, and did not attempt to, specifically analyze compensation levels at companies included in the index under the caption, "Performance Graph."

Elements of Executive Officer Compensation

        The Company's executive compensation consists primarily of salary, health insurance and similar benefits, and the award of stock options. The Company has in the past and continues to emphasize the award of stock options in its executive compensation policy. The Compensation Committee believes that in the highly competitive, emerging markets in which the Company operates, equity-based compensation provides the greatest incentive for outstanding executive performance and encourages the greatest alignment of management and stockholder long-term interests.

  Executive Officer Salaries.

        Base salaries are evaluated annually for all executive officers, including the CEO. In determining the appropriate salary levels for such officers, the Compensation Committee considers, among other factors, the officer's scope of responsibility, prior experience, past performance, and data on prevailing compensation levels in relevant markets for executive talent. Based upon the findings of the annual compensation review, the Compensation Committee approved salary increases for certain executive officers effective October 2, 2001. The Compensation Committee believes these salary increases appropriately reflect the added complexity of the Company's operations and the associated increase in officer responsibility, officer performance and compensation levels for comparable companies considered by the Compensation Committee.

        In May 2001, the Company entered into an employment agreement with Mr. Semel to become Chief Executive Officer of the Company. All aspects of Mr. Semel's fiscal year 2001 compensation were governed by this employment agreement, including Mr. Semel's base salary of $310,000, a grant of options to purchase 10 million shares of Common Stock and reimbursement of relocation expenses. In addition, Mr. Semel purchased 1,000,000 shares of common stock from the Company at a per share price equal to the fair market value of the Common Stock on the date of purchase. In determining Mr. Semel's compensation, the Board of Directors focused on the importance of hiring a Chief Executive Officer with an outstanding business and leadership record. The Board of Directors also reviewed Mr. Semel's compensation package in comparison with the compensation packages of CEOs of selected high technology and media companies, with particular emphasis on CEOs who had been hired externally. In October 2001, the Compensation Committee granted Mr. Semel options to purchase an additional 1,000,000 shares of Common Stock, as discussed in further detail below.

        Mr. Koogle served as Chief Executive Officer of the Company from July 1995 to May 2001 and as Chairman of the Board from January 1999 to May 2001. In May 2001, the Company entered into a transition agreement with Mr. Koogle in connection with his resignation as Chairman of the Board of Directors and as Chief Executive Officer of the Company. Under the terms of this agreement, Mr. Koogle served as Vice Chairman of the Company from May 2001 to August 2001 and as an advisor to the Company from May 2001 to December 2001.

        The Compensation Committee believes that the base salary levels of the executive officers, including Mr. Semel's, during the year 2001 were at or below the median of base salary levels for comparable companies considered in the survey data and informal information reviewed by the Compensation Committee.

  Stock Option Grants.

        As noted above, the Company has in the past relied substantially on long-term equity-based compensation as the principal means of compensating and incentivizing its executive officers. It is the Company's practice to set option exercise prices for officers at not less than 100% of the fair market value of the Common Stock on the date of grant. Thus, the value of the stockholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years.

        In determining the number of shares subject to the stock option grants to executive officers, the Compensation Committee considers various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions, and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options previously granted to such officer. In addition, the Compensation Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience, and value to the Company. As part of the 2001 annual compensation review, the sixth consecutive year of the review, the Compensation Committee approved the grant of options to Mr. Semel for 1,000,000 shares of the Company's Common Stock, based upon, among other factors, the Compensation Committee's positive assessment of Mr. Semel's performance during 2001. The Compensation Committee noted in particular, the completion of a number of significant strategic alliances and relationships, the Company's efforts to redefine its business services and products, the continued broadening of the global user reach of the Company's network of services and the continued success in the recruiting and hiring of other key employees. Also, as part of the 2001 annual compensation review, the Compensation Committee granted all executive officers of the Company as a group (excluding Mr. Semel) additional options to purchase an aggregate of 2,700,000 shares of the Company's Common Stock. These options generally vest ratably over a forty-eight month period.

Policy on Deductibility of Compensation

        Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation's stockholders.

        It is the Company's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests and may from time to time pay compensation to its executive officers that may not be deductible.

By the Compensation Committee of the Board of Directors,
Eric Hippeau (Chairman) Arthur H. Kern Michael Moritz

AUDIT COMMITTEE REPORT

        The audit committee of the Company's board of directors (the "Audit Committee") consists of three non-employee directors, Edward R. Kozel, as chairman, Arthur H. Kern and Michael Moritz, each of whom has been determined to be independent under the National Association of Securities Dealers' Listing Standards. The Audit Committee is a standing committee of the board of directors and operates under a written charter adopted by the board of directors. Among its other functions, the Audit Committee recommends to the board of directors, subject to stockholder ratification, the selection of the Company's independent accountants.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        During fiscal 2001, at each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent accountants. The Audit Committee's agenda is established by the Audit Committee's chairman and senior members of the Company's financial management team. The Audit Committee had private sessions, at each of its meetings, with the Company's independent accountants, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee has reviewed with management and the independent accountants the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the independent accountants that firm's independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

        Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors,
Edward R. Kozel (Chairman) Arthur H. Kern Michael Moritz

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

        For the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP, our independent accountant, billed the approximate fees set forth below.

Audit Fees

        Aggregate fees for services rendered in connection with its audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of the Company's unaudited condensed consolidated interim financial statements were $2.0 million.

Financial Information Systems Design and Implementation Fees

        Aggregate fees for financial information systems design and implementation services were $7.0 million during the year ended December 31, 2001. These services primarily related to the Company's implementation of the Oracle financial information system, which was approved by the Company in fiscal year 2000.

        The Company makes all management decisions with respect to its financial information systems, and are responsible for evaluating the adequacy of such systems and for establishing and maintaining the Company's system of internal accounting controls.

All Other Fees

        Aggregate fees for (i) tax services were $1.5 million; and (ii) non-financial statement audit services such as due diligence procedures associated with acquisitions and assistance with regulatory filings were $0.8 million.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        There currently are no employee directors on the Compensation Committee. The following non-employee directors serve on the Compensation Committee: Eric Hippeau, Arthur H. Kern and Michael Moritz.

        Mr. Hippeau is a Managing Partner of SOFTBANK Capital Partners, an affiliate of SOFTBANK America, Inc., a principal stockholder of the Company. Mr. Moritz is a general partner of Sequoia Capital.

        In September 2001, the Company repurchased approximately 5,000,000 shares of its common stock from SOFTBANK America, Inc., a principal stockholder of the Company, for approximately $55 million.

        SOFTBANK America, Inc. is a wholly-owned subsidiary of SOFTBANK Holdings, which is a wholly-owned subsidiary of SOFTBANK Corp. ("SOFTBANK"). In April 1996, the Company and SOFTBANK signed a joint venture agreement whereby Yahoo! Japan Corporation ("Yahoo! Japan") was formed to develop and operate a version of the Yahoo! Internet Guide localized for Japan. SOFTBANK owns approximately 51% and the Company owns approximately 34% of the equity of the joint venture. Jerry Yang, (an executive officer and a Director of the Company) is a member of the board of directors of Yahoo! Japan. The Company has licensed certain elements of the Yahoo! Internet Guide to the joint venture on an exclusive basis in exchange for certain licensing fees. During 2001, the Company received payments from the joint venture totaling approximately $4.7 million under this agreement.

        In September 2001, the Company sold an equity interest in an entity to Yahoo! Japan for $8.9 million. In connection with this sale, the Company also entered into a Hosting Services Agreement with Yahoo! Japan through September 2002 with an approximate value of $300,000.

        In October 2000, Ziff-Davis Inc. ("Ziff-Davis") merged with and into a wholly-owned subsidiary of CNET Networks, Inc. ("CNET"). Prior to the merger, SOFTBANK America, Inc. was the majority owner of Ziff-Davis, Jerry Yang (an executive officer and director of the Company) was a member of the Ziff-Davis Board of Directors, and Mr. Hippeau was Ziff-Davis' Chief Executive Officer as well as the Chairman of its board of directors. In connection with the merger, Mr. Yang and Mr. Hippeau resigned from the board of directors of Ziff-Davis, and Mr. Hippeau was appointed to the board of directors of CNET. In 2001, the Company entered into a Software Distribution Agreement with CNET pursuant to which the Company received advertising promotion valued at approximately $5.2 million. In March 2001, the Company entered into an agreement with CNET to provide CNET with advertising impressions in exchange for banner advertising and radio promotion valued at approximate $1,000,000.

        The Company is an investor in SOFTBANK Capital Partners LP, a venture capital fund which is sponsored by SOFTBANK Corp. The Company invested $18 million in 1999, $14.4 million in 2000 and $1.8 million in 2001.

        Entities affiliated with SOFTBANK and SOFTBANK Capital Partners LP are stockholders of Dovebid Inc. ("DoveBid"), E-LOAN, Inc. ("E-LOAN"), National Leisure Group Inc. ("National Leisure Group"), E*Trade Securities Incorporated ("E*Trade"), Rival Networks ("Rivals.com"), Veripost, Inc. ("Veripost"), 1-800-Flowers.com, Inc. ("1-800-Flowers.com") and Net2Phone Inc. ("Net2Phone"). The Company engaged in the following transactions with these companies in 2001:

          In March 2000, the Company invested $2,000,000 in DoveBid capital stock and received a warrant to purchase 468,333 shares of DoveBid capital stock. In January 2001, the Company returned the shares of DoveBid capital stock it had purchased in exchange for $2,000,000. The Company retained the warrant to purchase shares of DoveBid capital stock.

          In September 1998, the Company entered into an agreement pursuant to which E-LOAN provides mortgage-related information to the Company and the parties conduct joint marketing activities. The Company received approximately $200,000 in 2001 in connection with this agreement. Additionally, the Company entered into a promotions contract with E-LOAN pursuant to which the Company received approximately $92,000 in 2001.

          In September 2000, the Company entered into an agreement with National Leisure Group pursuant to which the parties maintain a co-branded website and the Company provided advertising and promotional services to National Leisure Group. In connection with this agreement, the Company received a warrant to purchase shares of National Leisure Group capital stock with an aggregate exercise price of approximately $2,000,000 and received approximately $1,000,000 in 2001. Additionally, the Company paid National Leisure Group approximately $124,000 in 2001 in connection with promotion packages provided to the Company by National Leisure Group.

          In 2001, the Company purchased approximately $242,000 of advertising on E*Trade. Additionally, the Company received approximately $5.2 million from E*Trade in connection with advertising services provided to it by the Company.

          In January 2001, the Company entered into a Content License Agreement with Rivals.com, pursuant to which the Company received a warrant to purchase capital stock of Rivals.com.

          In July 2001, the Company entered into a commercial agreement with Veripost having an approximate aggregate value of $158,000. In October 2001, Veripost merged with and into Return Path, Inc.

          In September 2001, the Company entered into an advertising agreement with 1-800-Flowers.com. The Company received $670,000 in 2001 in connection with this agreement.

          In July 2000, the Company entered into an agreement pursuant to which, among other things, Net2Phone provides certain voice-over Internet protocol and other phone-related services to the Company. Net2Phone paid the Company approximately $19.0 million in 2001 under this agreement.

        Sequoia Capital is a stockholder of iPhrase Technologies, Inc. ("iPhrase Technologies"), Internet Wire Incorporated ("Internet Wire") and Google Inc. ("Google"). Mr. Moritz serves as a director of Google. The Company engaged in the following transactions with these companies in 2001:

          In May 2001, the Company entered into a promotion agreement with iPhrase Technologies pursuant to which the Company provided $250,000 in advertisement promotion to iPhrase Technologies.

          In June 2000, the Company entered into an agreement with Google pursuant to which Google provides web search services, and the Company provides branding and promotional services. The Company also provided advertising services for Google in 2001. In 2001, the Company incurred expenses of approximately $7.2 million for web searches provided by Google, and Google paid the Company approximately $1.1 million for branding, advertising and promotional services.

          In August 2000, the Company entered into an agreement with Internet Wire pursuant to which Internet Wire distributes content to the Company. The Company also provided advertising for Internet Wire in 2001. Under these agreements, Internet Wire paid the Company approximately $255,000 in 2001.

        See Proposal No. 1 "Election of Directors" and Proposal No. 3 "Approval of Amendment to 1996 Directors' Stock Option Plan" for a discussion of certain information with respect to all outside directors, including directors serving on the Compensation Committee.

        The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The board of directors has established a policy that requires that all transactions between the Company and its officers, directors and principal stockholders and their affiliates must be approved by a majority of the disinterested members of the board of directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

PERFORMANCE GRAPH

        The following graph compares, for the period that the Company's Common Stock has been registered under Section 12 of the Exchange Act (which commenced April 11, 1996), the cumulative total stockholder return for the Company, the NASDAQ Stock Market (U.S. companies) Index (the "Nasdaq Market Index"), the JP Morgan H&Q Internet Index and the Standard & Poor's 500 Stock Index (the "S&P 500 Stock Index"). Measurement points are April 12, 1996 (the first trading day) and the last trading day of each of the Company's fiscal years ended December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 29, 2000 and December 31, 2001. The graph assumes that $100 was invested on April 12, 1996 in the Common Stock of the Company, the Nasdaq Market Index, the JP Morgan H&Q Internet Index and the S&P 500 Stock Index and assumes reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Measurement Point	Yahoo! Inc.	Nasdaq Market Index	JP Morgan H&Q Internet Index	S&P 500 Index
4/12/96	$100.00	$100.00	$100.00	$100.00
12/31/96	$130.77	$117.53	$96.11	$116.34
12/31/97	$799.04	$142.96	$128.98	$152.41
12/31/98	$5,467.79	$199.61	$300.27	$193.06
12/31/99	$19,970.19	$370.45	$1,041.13	$230.76
12/29/00	$2,775.00	$224.91	$400.59	$207.36
12/31/01	$1,637.54	$177.56	$257.76	$180.31

CERTAIN TRANSACTIONS

        The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

        Certain other transactions are described under the caption "Compensation Committee Interlocks and Insider Participation."

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL STOCKHOLDERS' MEETING

        Proposals of stockholders intended to be included in the Company's proxy statement for the Company's 2003 Annual Meeting of Stockholders must be received by Yahoo! Inc., Attn: Secretary at 701 First Avenue, Sunnyvale, California 94089 no later than November 22, 2002. Proposals of stockholders intended to be considered at the 2003 Annual Meeting of Stockholders but not included in the Company's proxy statement for that meeting must be received by the Company at the above address no earlier than January 26, 2003 and no later than February 25, 2003.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2001, all Reporting Persons complied with all applicable filing requirements except that Mr. Yang inadvertently failed to timely file a Form 4 reporting the disposition of shares in February 2001.

HOUSEHOLDING

        As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to share owners residing at the same address, unless such share owners have notified the Company of their desire to receive multiple copies of the proxy statement.

        The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any share owner residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089.

OTHER MATTERS

        The board of directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

        It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or over the Internet.

        The form of proxy and this proxy statement have been approved by the board of directors and are being mailed and delivered to share owners by its authority.

By Order of the Board of Directors,

Jonathan K. Sobel Senior Vice President, General Counsel and Secretary

Sunnyvale, California
March 22, 2002

1508-PS-02

PROXY

YAHOO! INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF YAHOO! INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2002

        The undersigned stockholder of Yahoo! Inc. (the "Company"), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 22, 2002, and hereby appoints Jonathan K. Sobel and Susan L. Decker and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2002 Annual Meeting of Stockholders of the Company to be held on Friday, April 26, 2002, at 10:00 a.m., local time, at the Santa Clara Marriot Hotel, located at 2700 Mission College Boulevard, Santa Clara, California and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to cast if personally present, on the reverse side.

        ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES FOR SUCH PROPOSAL AT THE MEETING, OR, IN THE CASE OF ELECTION OF DIRECTORS, FOR EACH OF THE LISTED NOMINEES. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VOTE BY TELEPHONE		VOTE BY INTERNET
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).		It's fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States call collect on a touch-tone phone 1-201-536-8073.	2.	Go to the Website http://www.eproxyvote.com/yhoo
3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.
Your vote is important! Call 1-877-PRX-VOTE anytime!		Your vote is important! Go to http://www.eproxyvote.com/yhoo anytime!
Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

/x/	Please mark your vote as in this example.

The Company's Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR proposals 2, 3 and 4.

1.
To elect nine directors of the Company to serve until the 2003 Annual Meeting of Stockholders or until their respective successors are elected and qualified:

Nominees:	(01) Terry S. Semel, (02) Jerry Yang,			FOR	AGAINST	ABSTAIN
	(03) Eric Hippeau, (04) Arthur H. Kern,
	(05) Michael Moritz, (06) Edward R. Kozel, (07) Timothy Koogle, (08) Ronald Burkle and (09) Gary Wilson.	2.	To amend the Company's 1995 Stock Plan to increase the number of shares available for issuance under the plan by an aggregate of 35,000,000 shares to 287,000,000 shares;	/ /	/ /	/ /
FOR ALL NOMINEES	/ / / / WITHHELD FROM ALL NOMINEES	3.	To amend the Company's 1996 Directors' Stock Option Plan to increase the size of the annual grant of shares to non-employee Directors from 20,000 to 50,000 and to increase the number of shares available for issuance under the plan by an aggregate of 2,000,000 shares to 4,400,000;	/ /	/ /	/ /
		4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the Company for the fiscal year ending December 31, 2002; and	/ /	/ /	/ /
/ /	For all nominees except as noted above	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW / /	MARK HERE IF YOU PLAN TO ATTEND THE MEETING				/ /

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF INCREASE OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 1995 STOCK PLAN
PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO THE 1996 DIRECTORS' STOCK OPTION PLAN
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL STOCKHOLDERS' MEETING
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
OTHER MATTERS